  Exhibit 99.1

Rekor Systems, Inc. Reports Second Quarter and Six Months of 2019 Financial Results

Highlights:
●
Q2 Revenues in Technology Segment Increased 62% to $1.4 million
●
Six Months Technology Segment Revenues Increased 39% to $2.4 million
●
Six Months gross profit increased by nearly 60% in Technology Segment, while declining 3.2% in Professional Service Segment due to restructuring.

COLUMBIA, MD – August 13 2019 -  Rekor Systems, Inc. (NASDAQ: REKR) ("Rekor"), a leading provider of innovative public safety systems, today reported its unaudited financial results for the second quarter 2019 and six months ended June 30, 2019.

Commenting on the results, Eyal Hen, Chief Financial Officer of Rekor, stated: “The second quarter was highlighted by strength in the Technology Segment. The solid performance of this segment translated into a growth in revenue of 62% in the Technology Segment in the second quarter. We successfully continued to execute on our strategic plan to grow our Technology Segment while building out our leadership team with industry leaders to support our tremendous potential growth. We also launched a number of new products to market with applications in multiple burgeoning industries, including our comprehensive school safety solution OnGuard. All of these initiatives have contributed to the Company achieving record revenues for both the second quarter 2019 and first six months of the fiscal year in the Technology Segment, which we anticipate will continue to grow moving forward. In addition, we expect to publish our products’ pricing through the General Services Administration (“GSA”) during the third quarter which will allow us to initiate more business with government through the GSA.”

“Our Professional Service Segment was impacted by restructuring charges due to the repositioning of our wholly owned subsidiary, Firestorm. With the continuing repositioning of this Segment, we expect a significant increase in profitability during the remainder of the year.”

Financial Summary

Second Quarter Results

Revenues for the second quarter of 2019 and 2018 were $12.3 million for both periods. Technology Segment revenues increased by 62% to $1.4 million, compared $0.9 million in the same quarter in 2018, while our Professional Service Segment revenue decreased by 5.0% to $10.9 million. Revenue growth in the Technology Segment was due mainly to the OpenALPR acquisition completed in the first quarter of 2019.

Professional Service Segment revenue was $10.9 million in the second quarter of 2019, compared to $11.5 million in 2018, a decrease of 5.0% due mainly to the repositioning of Firestorm, our wholly owned subsidiary.

Gross profit for the second quarter of 2019 was $3.9 million, representing a 31.6% gross profit margin, compared to $3.5 million or 28.1% gross profit margin for the same quarter in 2018. The growth was due mainly to the increase in the gross profit of the Technology Segment to $1.1 million, representing an 80.9% gross profit margin for the Technology Segment, in the second quarter of 2019 compared to $0.5 million of Technology Segment revenues or 57.7% gross profit margin, in the second quarter of 2018. This increase is attributed to the OpenALPR acquisition.

Operating loss for the second quarter of 2019 increased by 304% to $3.5 million, compared to $0.9 million in the same quarter in 2018. The increase in operating loss was mainly due to an increase of $0.4 million in corporate expenses as a result of hiring employees at the headquarter to support the Company’s future growth, an intangible assets impairment of $1.5 million from one of our subsidiaries, and an increase of $0.6 million in amortization expenses associated with the OpenALPR intangible assets and financing costs related to the Promissory Notes.

Loss per share for the second quarter of 2019 was $0.27, compared to loss per share of $0.08 in the same quarter in 2018. Without non-recurring items, loss per share with Adjusted EBITDA was level at $0.04 for the second quarter of both 2019 and 2018.

Six Months Results

Revenues in the first six months of 2019 increased by 1.7% to $24.0 million, compared to $23.6 million for the same period in 2018. Technology Segment revenues increased by 39.0% to $2.4 million in 2019, compared to $1.7 million in the same period in 2018. Revenue growth was due mainly to the OpenALPR acquisition completed in the first quarter of 2019.

Professional Services Segment revenue decreased by 1.3% to $21.5 million in 2019, compared to $21.8 million in the same period in 2018. Gross profit for the second quarter of 2019 was $7.0 million or 29.2% of revenues, compared to $6.6 million or 27.8% of revenues in the same period in 2018. The growth in gross profit was due mainly to the increase in the gross profit in the Technology Segment to $1.7 million or 68.6% of the Technology Segment revenues in the first six months of 2019, from $1.0 million or 60.1% of the Technology Segment revenues in the first six months of 2018. This growth is attributed to the OpenALPR acquisition completed in the first quarter of 2019.

Operating loss for the first six months of 2019 increased by 61% to $4.9 million, compared to $3.1 million in the same period in 2018. The increase in operating loss was due mainly to intangible assets impairment of $1.5 million from our Firestorm subsidiary and an increase of $0.8 million in depreciation and amortization expenses associated mainly with the OpenALPR intangible assets amortization and the amortization of financing costs related to the Promissory Notes.

Loss per share for the six months of 2019 was $0.44, compared to loss per share of $0.25 in the same period in 2018. Loss per share with Adjusted EBITDA was $0.10 for the second quarter of 2019, compared to $0.17 loss per share for the same period in 2018.

EBITDA and Adjusted EBITDA

We calculate EBITDA as net income (loss) before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, adjusted for (i) impairment of intangible assets, (ii) loss on extinguishment of debt, (iii) stock-based compensation, (iv) loss on sale of subsidiaries, and (ix) other unusual or non-recurring items. EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the U.S. (U.S. GAAP) and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or as an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a company’s ability to service or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following table set forth the components of the EBITDA and Adjusted EBITDA for the periods included:

	For the Three Months ended June 30,		For the Six Months ended June 30,
	2019	2018	2019	2018
	(Dollars in thousands)		(Dollars in thousands)

Net loss	(4,927)	(922)	(7,800)	(3,116)
Income taxes	12	-	24	-
Interest	1,417	171	1,705	264
Depreciation and amortization	970	377	1,566	714
EBITDA	(2,528)	(374)	(4,505)	(2,138)

Impairment of intangible assets	1,549	-	1,549	-
Loss on extinguishment of debt	-	-	1,113	-
Share-based compensation	175	97	238	209
Restructuring charges	333	-	333	-
Loss on sale of Secure Education	3	-	3	-
Adjusted EBITDA	(468)	(277)	(1,269)	(1,929)

The following table reconciles the loss per share to the loss per share with Adjusted EBIDTA for the periods included:

	For the Three Months ended June 30,		For the Six Months ended June 30,
	2019	2018	2019	2018
Loss per share	(0.27)	(0.08)	(0.44)	(0.25)
Income taxes	-	-	-	-
Interest	0.07	0.01	0.09	0.02
Depreciation and amortization	0.05	0.02	0.08	0.05
Impairment of intangible assets	0.08	-	0.08	-
Loss on extinguishment of debt	-	-	0.06	-
Share-based compensation	0.01	0.01	0.01	0.01
Restructuring charges	0.02	-	0.02	-
Loss on sale of Secure Education	-	-	-	-
Adjusted EPS	(0.04)	(0.04)	(0.10)	(0.17)

(1)
Adjusted Earnings per Share (“Adjusted EPS”), which is a non-GAAP financial measure, is defined as earnings per share adjusted for the financial metrics to calculate Adjustment EBITDA. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that this non-GAAP financial measure, when considered together with our GAAP financial results, provides management and investors with an additional understanding of our business operating results, including underlying trends.

Please see the Company’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission concurrently with the issuance of this release for greater detail on our results and various Company programs.

About Rekor Systems, Inc.

Rekor Systems, Inc. is a Nasdaq-listed (REKR) Delaware company. Our smarter, faster, cost-competitive solutions are disrupting major industries in over 60 countries across the globe, including security and surveillance, public safety, school safety, electronic toll collection, brand loyalty, parking operations, banking and insurance, logistics, and traffic management. We use the power of artificial intelligence to analyze video streams and transform them into actionable information for our clients. Our machine learning enabled software can turn most IP cameras into highly accurate and affordable vehicle recognition devices. Rekor provides advanced vehicle recognition systems, powered by its innovative OpenALPR software, which dramatically improves the accuracy of license plate reads and can also identify the make, model and color of vehicles. Rekor's solutions include mobile and fixed license plate readers, "Move Over" law enforcement, school bus stop-arm enforcement and comprehensive school safety via “OnGuard”, red light and speed enforcement, parking enforcement and citation management. Rekor’s solutions help to protect lives, increase brand loyalty, and manage complex supply chain logistics. Our systems can dramatically reduce the cost of collecting tolls on major highways or manage congestion in the bumper-to-bumper traffic of large cities, without the need to install expensive new infrastructure. We make what was once considered impossible, possible. To learn more please visit our website: https://www.rekorsystems.com.

Forward-Looking Statements

This press release includes statements concerning Rekor Systems, Inc. and its future expectations, plans and prospects that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the impact of Rekor's core suite of AI-powered technology and the size of the market for global ALPR systems. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," by the negative of these terms or by other similar expressions. You are cautioned that such statements are subject to many risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual circumstances, events or results may differ materially from those projected in the forward-looking statements, particularly as a result of various risks and other factors identified in our filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events, or otherwise.

Company Contact:
Rekor Systems, Inc.
Eyal Hen
Chief Financial Officer
Phone: +1 (443) 545-7260
eyal@rekorsystems.com

Investor Relations Contact:
Rekor Systems, Inc.
Charles Degliomini
ir@rekorsystems.com

REKOR SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2019	December 31, 2018
	(Dollars in thousands)
ASSETS
Current Assets
Cash and cash equivalents	$3,096	$2,159
Restricted cash	572	609
Accounts receivable, net	7,267	5,265
Inventory	214	73
Other current assets, net	358	424
Total current assets	11,507	8,530

Property and equipment, net	1,819	1,467
Right-of-use lease assets, net	1,068	-
Goodwill	8,027	3,093
Intangible assets, net	9,647	4,835
Deposits and other long-term assets	61	130
Total assets	$32,129	$18,055

LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY
Current Liabilities
Accounts payable and accrued expenses	5,175	4,237
Lines of credit	2,790	1,661
Notes payable, current portion	-	2,469
Other liabilities, current portion	5	-
Lease liability, short term	504	-
Contract liabilities	648	207
Total current liabilities	9,122	8,574
Notes payable	19,744	965
Other long-term liabilities	24
Lease liability, long term	681	-
Contract liabilities, long term	739	-
Deferred rent	-	8
Total liabilities	$30,310	$9,547

Series A Cumulative Convertible Redeemable Preferred stock, $0.0001 par value, 505,000 shares authorized and 502,327 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	5,415	5,052

Stockholders' (Deficit) Equity
Common stock, $0.0001 par value, 30,000,000 shares authorized, 19,382,185 and 18,767,619 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	2	2
Preferred stock, $0.0001 par value, 2,000,000 authorized, 505,000 shares designated as Series A and 240,861 shares designated as Series B as of June 30, 2019 and December 31, 2018, respectively
Series B Cumulative Convertible Preferred stock, $0.0001 par value, 240,861 shares authorized, issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	-	-
Additional paid-in capital	16,496	15,518
Accumulated deficit	(20,094)	(12,064)
Total stockholders’ (deficit) equity	(3,596)	3,456
Total liabilities and stockholders’ (deficit) equity	$32,129	$18,055

REKOR SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months ended June 30,		For the Six Months ended June 30,
	2019	2018	2019	2018
	(Dollars in thousands, except per share data)		(Dollars in thousands, except per share data)
Revenue:
Technology	$1,416	$872	$2,426	$1,746
Professional Services	10,913	11,466	21,530	21,811
Total revenue	12,329	12,338	23,956	23,557

Cost of revenue:
Technology	271	369	761	697
Professional Services	8,166	8,496	16,198	16,303
Total cost of revenue	8,437	8,865	16,959	17,000

Gross profit:
Technology	1,145	503	1,665	1,049
Professional Services	2,747	2,970	5,332	5,508
Gross profit	3,892	3,473	6,997	6,557

Operating expenses:
General and administrative expenses	4,895	3,829	9,032	8,543
Selling and marketing expenses	603	495	1,031	946
Research and development expenses	302	5	307	121
Impairment of intangibles	1,552	-	1,552	-
Operating expenses	7,352	4,329	11,922	9,610

Loss from operations	(3,460)	(856)	(4,925)	(3,053)
Other income (expense):
Loss on extinguishment of debt	-	-	(1,113)	-
Interest expense	(1,417)	(171)	(1,705)	(264)
Other income (expense)	(38)	105	(33)	201
Total other expense	(1,455)	(66)	(2,851)	(63)
Loss before income taxes	(4,915)	(922)	(7,776)	(3,116)
Income tax provision	(12)	-	(24)	-
Net loss	$(4,927)	$(922)	$(7,800)	$(3,116)

Loss per common share - basic and diluted	$(0.27)	$(0.08)	$(0.44)	$(0.25)

Weighted average shares outstanding
Basic and diluted	19,369,399	14,533,030	19,135,176	14,514,864